SHAREHOLDER MEETING

On April 12, 2007, the Fund held its Annual Meeting of Shareholders (the “Meeting”) for the purpose of voting on a proposal to re-elect two trustees of the Funds. The results of the proposal are as follows:

Proposal 1: Re-election of Trustees

W. Robert Alexander

Robert E. Lee

For

      21,512,207

        21,512,207

Abstain

          394,175

             394,175

Withheld

                     0

                       0

Other Trustees of the Fund as of April 30, 2007, aside from those shown above, include Mary K. Anstine, Michael F. Holland, and Larry Papasan.